Exhibit 10.0
CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), effective as of this 24th day of November, 2008 (the "Effective Date") is entered into by and between, Regal Capital Partners, LLC (the "Consultant") and Megola, Inc., (the "Company").

B A C K G R O U N D:

WHEREAS, Company desires to engage the services of Consultant to consult, assist and advise the Company in identifying investor relations and/or public relations and/or market relations organizations to be utilized by the Company and assisting the Company with such investor relations and/or public relations and/or market relations organizations which are engaged by the Company;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.  Term of Consultancy: Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby agrees to provide services to the Company commencing on the Effective Date and ending 12 Months from the Effective Date unless terminated pursuant to Section 8 of this Agreement.

2.  Services: During the term of this Agreement, Consultant's services may include, but will not necessarily be limited to providing the following services on behalf of and for the benefit of the Company:

A.	Analyze Company's needs with respect to public relations and/or investor relations and/or market relations.

B.	Oversee and facilitate, for the benefit of the Company, any and all Investor relations and/or public relations and/or market relations organizations which are engaged by the Company;

C.	Consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community.

D.	Assist and advise the company with respect to its relations with brokers, dealers, analysts, and other investment professionals.

E.	Otherwise perform as the Company's consultant for public relations and/or investor relations and/or market relations.

F.	Assist and advise the company in introduction to various market makers, investment banking and small cap firms.

G.	Assist and advise the company in the process of potentially moving from the Pink Sheets to the OTCBB.

3.  Allocation of Time and Energies: The Consultant hereby promises to perform and discharge faithfully the responsibilities, which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company under this Agreement. Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner.

4.  Remuneration: As full and complete compensation for services described in this Agreement, the Company shall compensate Consultant as follows:

4.1
(A) For undertaking this engagement and for other good and valuable consideration, the Company agrees to cause to be delivered to the Consultant 1,500,000 restricted shares of the Company's Common Stock (the “Shares”, and sometimes referred to as the “Commencement Bonus”) with Piggy Back registration rights. Shares are in lieu of a $400,000 payment and are based at $0.2666 pps. The Company understands and agrees that Consultant has foregone significant opportunities to accept this engagement. The Shares issued as a Commencement Bonus, therefore, constitute payment for Consultant's agreement to consult to the Company and are a nonrefundable, non-apportion able, and non-ratable retainer; such shares of common stock are not a prepayment for future services.

(B) Upon the Effective Date, the Company shall issue to Consultant an aggregate 3,000,000 restricted common stock purchase warrants (the “Warrants”), exercisable within the 1 year period following vesting, containing the following vesting dates, cash exercise prices and allocation amounts:

Vesting Date	Exercise Price	Warrants/ Common Shares
Effective Date	$0.15	1,000,000

90 Days After
Effective Date	$0.25	1,000,000

180 Days after
Effective Date	$0.40	1,000,000

(C). If the Company decides to terminate this Agreement after entered into for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the Shares paid to it as Commencement Bonus nor any of the Warrants that have vested prior to any such termination. Further, if and in the event the Company is acquired in whole or in part, during the term of this Agreement, it is agreed and understood Consultant will not be requested or demanded by the Company to return any of the Shares or vested Warrants paid to it hereunder. It is further agreed that if at any time during the term of this agreement, the Company or substantially all of the Company's assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, the Consultant shall retain and will not be requested by the Company to return any of the Shares or vested Warrants.

4.2
The Company hereby covenants with Consultant that when issued, the Shares and the Warrants shall be validly issued, fully paid and non-assessable, and fully authorized by the board of Directors of the Company.

5.  No Delegation of Services: Consultant's services under this contract are unique offered to Company and may not be assigned by the Company except to an entity with which Company merges or which acquires the Company or substantially all of its assets, subject, however, to the condition that the successor entity expressly assumes all of the Company obligations under this Agreement prior or simultaneous to any such capital transaction

6.  Indemnification: The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnity and hold harmless Consultant (including its officers, directors, employees and agents) against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultants communication or dissemination of any said information, documents or materials. Company further agrees to protect, indemnity and hold harmless Consultant (including its officers, directors, employees and agents) against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from any and all breaches by Company and/or Company's officers, directors, employees, agents, and any and all market relations, public relations and investor relations organizations introduced to Company by Consultant and subsequently engaged by Company, including misrepresentations and/or omission of fact and from any and all violations of applicable laws and regulations.

7.  Representations: Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant further acknowledges that it is not a securities Broker Dealer or a registered investment advisor and is not and will not perform any tasks, which require Consultant to be licensed as such. Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Both Company and Consultant acknowledge that Company is under no obligation to follow and/or act in accordance with the recommendations made by Consultant in connection with this Agreement. Company represents that its decision to not act in accordance with Consultant's recommendations in no way effects Company's obligations as set forth in Section 4 et. seq. herein above. Company acknowledges that it remains responsible to perform any and all additional due diligence it deems necessary and appropriate respecting the investor relations, market relations and public relations organizations introduced to it by Consultant. Company further represents and acknowledges that Consultant is not responsible and not liable for the actions taken by those investor relations, market relations and public relations organizations that are introduced to it by Consultant and subsequently engaged by Company.

8.  Termination: This Agreement may be terminated by Consultant during the Term hereof by notice to the Company in the event that the Company shall have provided materially inaccurate or misleading information, of any type or nature, to the Consultant, or failed or been unable to comply in any material respect with any of the terms, conditions or provisions of this Agreement on the part of the Company to be performed, complied with or fulfilled within the respective times, if any, herein provided for, unless compliance therewith or the performance or satisfaction thereof shall have been expressly waived by Consultant in writing. Any termination of this Agreement pursuant to this Section 8 shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) on the part of the Company, except that the Company shall remain obligated to pay the fees, other compensation and costs otherwise to be paid, as set forth in Sections 4 and 5 hereof.

9.  Legal Representation: The Company acknowledges that independent legal counsel in the preparation of this Agreement has represented it. Consultant represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Consultant deemed necessary.

10.  Status as Independent Contractor: Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

11.  Waiver: The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

12.  Notices: Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, or sent by express mail or telegram, or transmitted by fax or e-mail, addressed as set forth herein below.

If to Consultant: Regal Capital Partners, LLC:

Regal Capital Partners, LLC
665 Martinsville Road, Ste. 219
Basking Ridge, NJ USA 07920

If to the Company: Megola, Inc.:

Megola Inc.
704 Mara St., Suite 111
Point Edward, ON Canada N7V 1X4
Fax: 519.336.0625
Email: irinfo@megola.com

13.  Confidentially: This entire Agreement, including the terms of this Agreement, shall remain confidential in its entirety and will not be disclosed to anyone without first receiving written consent to do so. This is a material part of this Agreement.

14.  Complete Agreement: This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. In the event that any particular provision or provisions of this Agreement shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of this Agreement, which shall continue in full force and be binding upon the respective parties hereto. The language of this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or the terms or conditions hereof

AGREED TO:

Regal Capital Partners, LLC	Megola, Inc.

Date: November 24, 2008	Date: November 24, 2008

By:	By:
Michael G. Martin	Joel Gardner, President
Managing Member